Exhibit 10.1

DEBT CONVERSION AGREEMENT

THIS DEBT CONVERSION AGREEMENT (this “Agreement”), dated as of August 6, 2015, is made and entered into by and among Lightning Gaming, Inc., a Nevada corporation (“LGI”), Lightning Poker, Inc., a Pennsylvania corporation (“LPI” and together with LGI, the “Lightning Parties”), and The Co-Investment Fund, II, L.P., a Pennsylvania limited partnership (“CI2” and together with the Lightning Parties, the “Parties,” and each of the foregoing, a “Party”).

Background

WHEREAS, the Lightning Parties have executed those certain promissory notes (the “Notes”) and other related loan agreements (the “Loan Documents”) in favor of CI2 as set forth on Schedule A attached hereto pursuant to which the Lightning Parties owe CI2 in the aggregate $14,750,000 (the “Principal Amount”) plus accrued interest in the amount of $7,972,795 (the “Accrued Interest”);

WHEREAS, as of the date hereof, CI2 is the holder of 4,500,000 shares of LGI Series A Nonvoting Capital Stock (the “Series A Shares”)

WHEREAS, as of the date hereof, CI2 is the holder of certain warrants for stock of LGI as set forth on Schedule B attached hereto (the “Warrants”); and

WHEREAS, upon the terms and conditions set forth herein, the Parties wish to (i) convert the entire Principal Amount, Accrued Interest, Warrants, and Series A Shares into 181,000 shares of Voting Common Stock, par value $0.001 per share, of LGI, and 33,300,000 shares of Nonvoting Common Stock, par value $0.001 per share, of LGI, (ii) retire, cancel and fully satisfy the Lightning Parties’ obligations under the Notes, (iii) terminate the Loan Documents, (iv) terminate the Warrants, and (v) consummate the other transactions contemplated by this Agreement.

Agreement

NOW, THEREFORE, IN CONSIDERATION of the foregoing and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.                  Conversion and Satisfaction of the Notes.

(a)                Effective automatically upon the execution and delivery of this Agreement by the Parties (the “Closing”), the Notes shall be marked satisfied in full and canceled, and the Principal Amount, Accrued Interest and the Warrants shall be converted into 181,000 newly-issued and outstanding shares of LGI Voting Common Stock (the “Newly Issued Voting Stock”) and 33,300,000 newly-issued and outstanding shares of Nonvoting Common Stock (the “Newly Issued Non-Voting Stock”, and together with the Newly Issued Voting Stock, the “Shares”). Upon the Closing, the Notes, Loan Documents and Warrants shall be terminated in their entirety and none of the Parties shall have any rights or obligations thereunder.

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(b)               Upon issuance of the Shares to CI2, CI2 shall own 3.8 % of all issued and outstanding Voting Common Stock (as defined below) and 100% of all outstanding Nonvoting Common Stock (as defined below) of LGI. Upon issuance of the Shares to CI2, CI2 shall not own any other shares of LGI’s authorized capital and there will be zero shares of Preferred Stock (as defined below) issued and outstanding.

(c)                Upon 90 days’ prior written notice to LGI, C2I shall have the right to convert its Newly Issued Non-Voting Stock, into Voting Common Stock at a ratio of one share of Newly Issued Non-Voting Stock for one share of Voting Common Stock.

2. The Closing. At the Closing, which shall take place at a mutually agreed upon location, the following actions shall take place simultaneously:

2.1              CI2 shall deliver the originals of the Notes to the Lightning Parties marked satisfied;

2.2              CI2 shall deliver the original certificates of the Series A Shares to LGI;

2.3              LGI shall deliver to CI2 a certificate of the Secretary of LGI in form and substance reasonably satisfactory to CI2 certifying as to (a) the current Articles of Incorporation of LGI (as amended through July 27, 2015), (b) the current Bylaws of LGI, and (c) the resolutions of the Board of Directors of LGI relating to this Agreement and the transactions contemplated hereby;

2.4              LGI shall deliver to CI2 certificates for the Shares registered in CI2’s name, bearing an appropriate legend referencing that such Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”); and

2.5              The documents set forth on Schedule A and Schedule B, and all of the terms and provisions of such documents, shall be terminated as of the date of this Agreement and, from and after the date of this Agreement, such documents shall be of no force or effect, and none of the Parties shall thereafter have any rights, responsibilities or obligations thereunder.

3. Representations and Warranties of the Lightning Parties. The Lightning Parties jointly and severally represent and warrant to CI2 as of the date hereof that the statements contained in this Section 3 are true and correct.

3.1                Organization and Qualification. Each of the Lightning Parties is a corporation duly incorporated, validly existing and in good standing under the laws of the State of its incorporation and is qualified to do business as a foreign corporation in each jurisdiction in which qualification is required, except where failure to so qualify would not reasonably be expected to have a Material Adverse Effect (as herein defined). For purposes of this Agreement, the term “Material Adverse Effect” shall mean a material adverse effect upon the business, financial condition, properties or results of operations of the Lightning Parties, taken as a whole.

3.2             Authority. The Lightning Parties have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the issuance and delivery of the Shares and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Lightning Parties. The Lightning Parties have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery of this Agreement by CI2, this Agreement constitutes a legal, valid and binding obligation of the Lightning Parties, enforceable against the Lightning Parties in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy laws or other laws affecting creditors’ rights generally and by general principles of equity.

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3.3              Compliance. None of the Lightning Parties (a) is in violation of any provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents, each as currently in effect, (b) is in default under (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by LGI or any of its subsidiaries under), nor have either of the Lightning Parties received notice (written or oral) of a claim that it is in default under, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default has been waived), (c) is in violation of any order of any court, arbitrator or governmental entity, or (d) is in violation of any applicable law in any material respect.

3.4              Capital Stock.

(a) As of the date hereof, LGI’s authorized capital stock consists of (i) 10,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”), of which 6,000,000 shares are designated as LGI Series A Nonvoting Capital Stock and of which 4,500,000 shares are issued and outstanding; (ii) 90,000,000 shares of Common Stock, par value $0.001 per share (“Voting Common Stock”), of which 4,607,474 shares are issued and outstanding; and (iii) 50,000,000 shares of Nonvoting Common Stock, par value $0.001 per share (“Nonvoting Common Stock”), of which zero shares are issued and outstanding. Schedule C hereto presents the true and complete capitalization of LGI as of the date hereof on a fully-diluted basis, giving effect to the transactions contemplated by, and as of, the Closing. The rights and privileges of the Series A Nonvoting Capital Stock are as provided in LGI’s Articles of Incorporation (as amended through July 27, 2015), as amended by the Certificate of Designation of Rights, Powers, Limitations and Restrictions of Series A Nonvoting Capital Stock of LGI, and as provided by the general corporation law of the State of Nevada. The rights and privileges of the Nonvoting Common Stock are as provided by LGI’s Articles of Incorporation (as amended through July 27, 2015), and as provided by the general corporation law of the State of Nevada.

(b)                The issued and outstanding shares of LGI’s Voting Common Stock and Preferred Stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with all federal and state securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and conform in all material respects to the description thereof contained in the documents filed with the Securities and Exchange Commission (the “SEC”) pursuant to the requirements of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act” and such documents, the “Securities Filings”). Except as disclosed in the Securities Filings, LGI does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations.

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(c)                The subsidiaries listed on Schedule 3.4(c) attached hereto (collectively, the “Subsidiaries”) are the only subsidiaries of LGI and (i) all the issued and outstanding shares of the Subsidiaries’ capital stock have been duly authorized and validly issued, are fully paid and nonassessable, have been issued in compliance with applicable law, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and (ii) there are no outstanding options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of the Subsidiaries’ capital stock or any such options, rights, convertible securities or obligations.

3.5              Issuance, Sale and Delivery of the Shares. The Shares, when issued, delivered and paid for in the manner set forth in this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and shall be free and clear of all encumbrances and restrictions except for any restrictions on transfer set forth in this Agreement or imposed by applicable federal and state securities laws. No preemptive rights or other rights to subscribe for or purchase exist with respect to the issuance and sale of the Shares by LGI pursuant to this Agreement.

3.6              Securities Filings.

(a) LGI has filed all Securities Filings required to be filed by it under the Exchange Act, including pursuant to Section 13(a) or Section 15(d) thereof, since January 1, 2010 on a timely basis or has received a valid extension of such time of filing and has filed any such report prior to the expiration of any such extension. As of their respective dates, the Securities Filings filed with the SEC complied or will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed by LGI, contained or will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b) The financial statements of LGI included in the Securities Filings comply and will comply as to form in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been and will have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements, the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the consolidated financial position of LGI and its consolidated subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

3.7              Private Placement. Assuming the accuracy of the representations and warranties of CI2 set forth in Section 4 hereof, the offer and issuance of the Shares to CI2 as contemplated by this Agreement is exempt from the registration requirements of the Securities Act.

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3.8              Form D; Blue Sky Filings. If required, LGI agrees to timely file a Form D with respect to the Shares as required under Regulation D promulgated by the SEC and to provide a copy, if any, thereof, promptly upon request of CI2. LGI shall take such action as LGI shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Shares for, sale to CI2 at the Closing under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of such actions promptly upon request of CI2.

4. Representations and Warranties of CI2. CI2 represents and warrants to the Lightning Parties that:

4.1              Authority. CI2 has all the power and requisite corporate authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of CI2. CI2 has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery of this Agreement by the Lightning Parties, this Agreement constitutes a legal, valid and binding obligation of CI2, enforceable against CI2 in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy laws or other laws affecting creditors’ rights generally and by general principles of equity.

4.2              No Prior Transfer. CI2 has not previously transferred any interest in the Notes, Loan Documents and Warrants or incurred any obligation to do so.

4.3              Investment. CI2 is acquiring the Shares pursuant to this Agreement solely for investment purposes, for CI2’s own account and not with a view to resale or distribution. CI2 understands that (a) the Shares have not been registered under the Securities Act or any state securities laws, (b) LGI is under no obligation to register the Shares except as provided herein, and (c) the Shares cannot be transferred, resold or otherwise disposed of by CI2 without such registration unless LGI receives an opinion of CI2’s counsel, reasonably acceptable to LGI, stating that such transfer, resale or other disposition is exempt from such registration requirements, or other evidence satisfactory to LGI that demonstrates the applicability of such exemption.

4.4              Investment Qualifications. CI2 understands that no public market exists for the Shares, it is uncertain whether a public market will ever exist for the Shares and the Newly Issued Non-Voting Stock contain no voting rights over the Common Stock. CI2 has such knowledge and experience in financial and business matters and familiarity with the Lightning Parties as to be capable of evaluating the merits and risks of converting the Notes and Warrants to the Shares. CI2 has been given the opportunity to ask questions of, and receive answers from, the Lightning Parties concerning the terms and conditions of, and other matters pertaining to, the issuance and delivery of the Shares and the related investment risks, and CI2 has had access to such financial and other information as it considered necessary or appropriate to make a decision to convert the Note to the Shares, and CI2 has availed itself of this opportunity to the full extent desired. CI2 is an “accredited investor,” as defined in Regulation D promulgated by the SEC under the Securities Act.

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4.5               Understanding of Investment Risks. CI2 acknowledges that an investment in the Shares involves highly speculative risks. CI2 has carefully reviewed such risk factors and considered such factors in relation to its own investment activities and financial position, and has the ability to accept highly speculative risks, which could include the loss of its entire investment.

5.                   Survival. The representations and warranties in Section 3 and Section 4 hereof shall survive the Closing and continue in full force and effect thereafter.

6.                   Post-Closing Cooperation. From and after the Closing, the Parties shall cooperate with each other and take such actions as may be reasonably requested and are consistent with the provisions of this Agreement to obtain for the requesting Party the benefits of the transactions contemplated hereby.

7.                  Indemnification.

7.1 Indemnification of CI2 Indemnified Persons. The Lightning Parties shall, jointly and severally, indemnify, defend and hold harmless CI2 and each of its affiliates, partners, directors, officers, employees, agents and representatives (each, a “CI2 Indemnified Person”) from and against any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment) (collectively, “Losses”), suffered or incurred by or imposed upon any CI2 Indemnified Person as a result of any breach of any representation, warranty or covenant of LGI contained in this Agreement.

7.2 Indemnification of LGI Indemnified Persons. CI2 shall indemnify, defend and hold harmless the Lightning Parties and each of their respective directors, officers, employees, agents and representatives (each an “LGI Indemnified Person”) from and against any and all Losses suffered or incurred by or imposed upon any LGI Indemnified Person as a result of any breach of any representation, warranty or covenant of CI2 contained in this Agreement.

8. Miscellaneous.

8.1              Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed given (a) one business day after being sent by a nationally recognized overnight delivery service or (b) upon receipt of electronic or other confirmation of transmission if sent via facsimile, in each case at the applicable address or facsimile number (or at such other address or facsimile number for a Party as shall be specified by like notice) set forth below:

To either or both of the

Lightning Parties:

Lightning Gaming, Inc.

Lightning Poker, Inc.

23 Creek Circle, Suite 400

Boothwyn, Pennsylvania 19061

Attention: Chief Executive Officer Facsimile: (610) 494-6654

To CI2:

The Co-Investment Fund, II, L.P.

150 North Radnor-Chester Road, Suite B101

Radnor, Pennsylvania 19087

Attention: Brian K. Adamsky

Facsimile: (610) 971-2062

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8.2              Entire Agreement. This Agreement supersedes and cancels any prior or contemporaneous agreements among the Parties relating to the subject matter of this Agreement. There are no representations, agreements, arrangements or understandings between CI2 and the Lightning Parties relating to the subject matter of this Agreement that are not fully expressed herein.

8.3             Amendment; Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right.

8.4              Successors and Assigns. This Agreement may not be assigned or transferred by any Party without the prior written consent of the other Parties. Subject to the foregoing restriction on transfer or assignment, this Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns.

8.5               Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania, without regard to conflict of law principles. Any litigation arising out of or related to this Agreement shall be instituted and prosecuted only in the appropriate state or federal court situated in Montgomery County, Pennsylvania. Each Party hereby submits to the exclusive jurisdiction and venue of such courts for purposes of any such action and the enforcement of any judgment or order arising therefrom. Each Party hereby waives any right to a change of venue and any and all objections to the jurisdiction of the state and federal courts located in Montgomery County, Pennsylvania.

8.6              Interpretation. The captions of the sections of this Agreement are for convenience and reference only, and shall not be held to explain, modify, amplify or aid in the interpretation, construction or meaning of this Agreement.

8.7             Expenses. Each Party will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

8.8              Represented by Counsel. Each Party to this Agreement acknowledges that such Party has been represented by counsel (or has had an opportunity to be represented by counsel) in negotiations for, and the preparation of, this Agreement, that such Party have reviewed this Agreement, that such Party understands and is fully aware of its contents and of its legal effect, and such Party is voluntarily entering into this Agreement upon the legal advice of its counsel. Each Party waives all common law or statutory presumptions to the effect that uncertainties in a contract are interpreted against the Party causing an uncertainty to exist.

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8.9              Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which together shall be considered one and the same instrument. Facsimile or other electronically transmitted copies of the signature page hereof (including signature pages sent in PDF format) shall be deemed originals and shall be binding for all purposes.

(Signature Page Follows)

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first stated above.

LIGHTNING GAMING, INC. a Nevada corporation By: ________________________ Name: Title:	LIGHTNING POKER, INC. a Pennsylvania corporation By: ________________________ Name: Title:

THE CO-INVESTMENT FUND, II, L.P.

a Pennsylvania limited partnership

By: Co-Investment Management II, L.P.

Title: General Partner

By: Co-Invest II Capital Partners, Inc.

Title: General Partner

By: ________________________

Name:

Title:

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SCHEDULE A

Notes and Loan Documents

(1)	Promissory Note, dated July 27, 2006, in the principal amount of $1,000,000.

(2)	Promissory Note, dated November 8, 2006, in the principal amount of $1,000,000.

(3)	Promissory Note, dated January 31, 2007, in the principal amount of $1,000,000.

(4)	Promissory Note, dated April 12, 2007, in the principal amount of $500,000.

(5)	Promissory Note, dated June 27, 2007, in the principal amount of $3,000,000.

(6)	Promissory Note, dated June 27, 2007, in the principal amount of $1,000,000 (issued pursuant to the Note and Warrant Purchase Agreement, dated as of December 11, 2009, by and among SIG Strategic Investments, LLLP, CI2, Stewart J. Greenebaum LLC and LGI).

(7)	Promissory Note, dated June 30, 2008, in the principal amount of $3,000,000.

(8)	Promissory Note, dated June 30, 2008, in the principal amount of $1,000,000 (issued pursuant to the Note and Warrant Purchase Agreement, dated as of March 19, 2010, by and among SIG Strategic Investments, LLLP, CI2, Stewart J. Greenebaum LLC and LGI).

(9)	Promissory Note, dated February 22, 2010, in the principal amount of $1,000,000.

(10)	Promissory Note, dated February 22, 2010, in the principal amount of $1,000,000 (issued pursuant to the Note and Warrant Purchase Agreement, dated as of February 22, 2010, by and among CI2, Stewart J. Greenebaum, LLC and LGI).

(11)	Promissory Note, dated January 30, 2013, in the principal amount of $500,000.

(12)	Promissory Note, dated May 6, 2013, in the principal amount of $500,000.

(13)	Promissory Note, dated October 8, 2014, in the principal amount of $250,000.

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SCHEDULE B

Warrants

(1)	Amended and Restated Warrant for Stock of LGI dated June 23, 2011, with respect to 500,000 shares of Common Stock of LGI.

(2)	Amended and Restated Warrant for Stock of LGI dated June 23, 2011, with respect to 250,000 shares of Common Stock of LGI.

(3)	Amended and Restated Warrant for Stock of LGI dated June 23, 2011, with respect to 1,000,000 shares of Common Stock of LGI.

(4)	Amended and Restated Warrant for Stock of LGI dated June 23, 2011, with respect to 250,000 shares of Common Stock of LGI.

(5)	Warrant for Stock of LGI dated June 23, 2011, with respect to 1,000,000 shares of Common Stock of LGI.

(6)	Warrant for Stock of LGI, dated July 25, 2006, as amended, with respect to 909,091 shares of Common Stock of LGI.

(7)	Warrant for Stock of LGI, dated November 8, 2006, as amended, with respect to 909,091 shares of Common Stock of LGI.

(8)	Warrant for Stock of LGI, dated December 11, 2009, as amended, with respect to 250,000 shares of Common Stock of LGI (issued pursuant to the Note and Warrant Purchase Agreement, dated December 11, 2009, by and among SIG Strategic Investments, LLLP, CI2, Stewart J. Greenebaum LLC and LGI).

(9)	Warrant for Stock of LGI, dated March 19, 2010, as amended, with respect to 250,000 shares of Common Stock of LGI (issued pursuant to the Note and Warrant Purchase Agreement, dated March 19, 2010, by and among SIG Strategic Investments, LLLP, CI2, Stewart J. Greenebaum LLC and LGI).

(10)	Amended and Restated Warrant for Stock of LGI, dated June 23, 2011, with respect to 388,802 shares of Common Stock of LGI.

(11)	Amended and Restated Warrant for Stock of LGI, dated June 23, 2011, with respect to 194,401 shares of Common Stock of LGI.

(12)	Amended and Restated Warrant for Stock of LGI, dated June 23, 2011, with respect to 1,000,000 shares of Common Stock of LGI.

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(13)	Warrant for Stock of LGI, dated January 17, 2012, with respect to 1,000,000 shares of Common Stock of LGI.

(14)	Warrant for Stock of LGI, dated July 6, 2012, with respect to 1,000,000 shares of Common Stock of LGI.

(15)	Warrant for Stock of LGI, dated December 18, 2013, with respect to 500,000 shares of Common Stock of LGI

(16)	Warrant for Stock of LGI, dated December 18, 2013, with respect to 500,000 shares of Common Stock of LGI

(17)	Warrant for Stock of LGI, dated October 8, 2014, with respect to 250,000 shares of Common Stock of LGI

(18)	Warrant for Stock of LGI, dated June 27, 2007, as amended, with respect to 500,000 shares of Common Stock of LGI (issued pursuant to the Note and Warrant Purchase Agreement, dated June 27, 2007, by and among CI2, Stewart J. Greenebaum LLC and LGI).

(19)	Warrant for Stock of LGI, dated February 22, 2010, as amended, with respect to 500,000 shares of Common Stock of LGI (issued pursuant to the Note and Warrant Purchase Agreement, dated February 22, 2010, by and among CI2, Stewart J. Greenebaum LLC and LGI).

(20)	Warrant for Stock of LGI, dated April 12, 2011, as amended, with respect to 1,000,000 shares of Common Stock of LGI (issued pursuant to the Note and Warrant Purchase Agreement, dated April 12, 2011, by and among CI2, Stewart J. Greenebaum LLC and LGI).

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SCHEDULE C

Capitalization Table of LGI

Voting Common Stock	4,788,474

Nonvoting Common Stock	33,300,000

Total Common Stock	38,088,474

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